Agreement No.: GEE23-014

Certain identified information marked with "[***]" has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

CONTRACT FOR THE TRANSFER OF 100% SHARES OF Polestar New Energy Vehicle Co., Ltd. (跑诗达新能源汽车有限公司)

BETWEEN

Polestar (China) Group Co., Ltd.
（极星汽车（中国）集团有限公司）

and

Zhejiang Geely Property Investment Holding Co. Ltd.
(浙江吉利产投控股有限公司)

and

Polestar New Energy Vehicle Co., Ltd.
(跑诗达新能源汽车有限公司)

Agreement No.: GEE23-014

TABLE OF CONTENTS

Clause	Heading	Page
1.	Interpretation	2
2.	Sale and Purchase of the Purchase Shares	4
3.	Consideration	4
4.	Conditions	4
5.	Completion	5
6.	Post-completion covenants	7
7.	Representations and Warranties	8
8.	Indemnification	9
9.	Amendment and Termination	9
10.	Cost and Expense	10
11.	Confidentiality	10
12.	Governing Law and Dispute Resolution	11
13.	Miscellaneous Provisions	11

i

Agreement No.: GEE23-014

CONTRACT FOR THE TRANSFER OF 100% SHARES OF Polestar New Energy Vehicle Co., Ltd. (跑诗达新能源汽车有限公司)

THIS CONTRACT is entered into on 5 July 2023

BETWEEN

(1) **Polestar (China) Group Co., Ltd. (极星汽车（中国）集团有限公司),** a private company with limited liability incorporated under the laws of the PRC with its uniform social credit code 91310114MA1GWTRA0R (the "**Transferor**").

Registered Address: Room JT18092, Building 4, Section B, 925 Yecheng Road, Jiading Industrial Zone, Shanghai, China
Legal Representative: Li Yaru

(2) **Zhejiang Geely Property Investment Holding Co. Ltd.** (浙江吉利产投控股有限公司**)**, a private company with limited liability incorporated under the laws of the PRC with its uniform social credit code 91330201MA2KPTQH91 (the "**Transferee**").

Registered Address: No 918 Binhai 4th Rd, Hangzhou Bay New Zone, Zhejiang Province, China
Legal Representative: Li Donghui

(3) **Polestar New Energy Vehicle Co., Ltd.** (跑诗达新能源汽车有限公司**)**, a private company with limited liability incorporated under the laws of the PRC with its uniform social credit code 91510100MA6BX1H33P (the "**Target Company**").

Registered Address: 1280 Tiangong Avenue, Xinxing Street, Tianfu New Area, Chengdu, Sichuan Province, China
Legal Representative: Li Yaru

The Transferee, the Transferor shall hereinafter be collectively referred to as the "**Parties**", and individually a "**Party**".

RECITALS

(A) As of the date of this Contract, the Target Company is a limited liability company with registered capital of RMB 2,000 million. As of the date of this Contract, the Transferor holds 100% of the shares of the Target Company.

(B) The Transferor desires to sell to the Transferee, and the Transferee desires to purchase from the Transferor, 100% of the shares of the Target Company on the terms and subject to the conditions of this Contract. Upon the completion of the abovementioned transfer of the 100% of the shares, the Transferee will hold 100% of the shares of the Target Company, and the Transferor will no longer hold any shares of the Target Company and withdraw from the Target Company.

NOW IT IS HEREBY AGREED as follows:

1

Agreement No.: GEE23-014

1. INTERPRETATION

1.1 In this Contract (which includes the Recitals and the appendices) unless the context otherwise requires, the following terms and expressions shall have the following meanings:

"**Business Day**"	means a day (other than a Saturday, Sunday or public holiday) on which commercial banks are open for general banking business in China, other than for internet banking services only.
"Conditions"	means the conditions to Completion set out in Clause 4.1;
"Carve-out Transactions"	has the meaning set forth in Paragraph 8 of Appendix A;
"Purchase Shares"	100% of the shares of the Target Company to be sold by the Transferor to the Transferee on the terms and subject to the conditions of this Contract;
"Encumbrance"	any claim, pledge, mortgage, security, lien, charge, option, equity, power of sale, restrictive covenant, hypothecation, easement or other third party rights, retention of title, right of pre-emption, right of first refusal or security interest of any kind or any other restriction having similar effect;
"Existing Senior Management"	the senior management working in the Target Company as the date hereof;
"Government Authority"	any national, state, provincial, local or other government, governmental, regulatory or administrative department, agency or commission, or any court, tribunal, judicial organ or arbitration institution of the PRC or any other country;
"Governmental Order"	any applicable order, ruling, judgment, injunction, verdict, award, provision or decision issued by any competent Government Authority independently or jointly with any other Government Authority;
"Restated Articles of Association"	has the meaning set forth in Clause 4.1 hereof;

"Share Transfer" has the meaning set forth in Clause 2.1 hereof;

"Person" means any individual, corporation, partnership, joint venture, enterprise, association, joint-stock company,

2

Agreement No.: GEE23-014 3 limited liability company, trust or unincorporated organization; “PRC” or “China” the People’s Republic of China; “PRC law(s)” or ‘laws of PRC” means the law of PRC excluding the law of the Special Administrative Region of Hong Kong, the Special Administrative Region of Macau and Taiwan; “Renminbi” or “RMB” the lawful currency of the PRC; “SAMR” the State Administration for Market Regulation of the PRC and/or the relevant local counterpart and their respective successors; “Self-owned Real Property” the land for industrial purposes located at Group 9 of Peacock Village and Group 8 of Youfang Village, Xinxing Street, Tianfu New District, Chengdu and Groups 13 and 15 of Aiguo Village, Baihe Town, Longquanyi District, Chengdu under the name of the Target Company set forth on the real estate ownership certificate (Chuan (2021) Chengtian Real Estate Right No. 0033446) and all the constructions thereon. “Transaction Documents” this Contract and other documents (if any) entered into by and between the Transferor and the Transferee and other relevant party (if applicable) in connection with the Share Transfer; “Tax” includes all forms of tax, levy, duty, charge, impost, fee, deduction or withholding of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing or other authority in any part of the world and includes any interest, additional tax, penalty or other charge payable or claimed in respect thereof; “Taxation Authority” any PRC taxation agency with the authority to impose any obligations in respect of any Tax issue under this Contract or responsible for taxation administration and/or collection of Tax or enforcement of any Tax law. 1.2 References to Clauses are references to clauses to this Contract unless otherwise specified. Clause headings are inserted for reference only and shall not affect the interpretation of this Contract. 1.3 References to “writing” shall include any methods of producing or reproducing words in a legible and non-transitory form, including electronic mail. Agreement No.: GEE23-014 4 1.4 References to “include” and “including” and words of similar import when used in this Contract shall be deemed to be followed by the words “without limitation or prejudice to the generality of any description, definition, term or phrase preceding that word”. 2. SALE AND PURCHASE OF THE PURCHASE SHARES 2.1 Subject to the terms and conditions hereof, the Transferor agrees to sell to the Transferee, and the Transferee agrees to purchase from the Transferor, the Purchase Shares (together with all rights and interests (including without limitation accrued dividends) attaching to it as of the Completion Date but free and clear of any Encumbrance in whatsoever nature) (the “Share Transfer”). 3. CONSIDERATION 3.1 The Transferor and the Transferee agree that the total consideration to be paid for the transfer of the Purchase Shares shall be RMB *** (the “Consideration”), ***. 3.2 The reduced fund remaining in the Target Company’s accounts and cash pool from the date of this Contract until the Completion Date shall not exceed RMB *** (the “Cap”). ***. 3.3 Payment The Consideration shall be paid by the Transferee to the Transferor in two instalments pursuant to this Clause 3.3 hereof. (a) ***. (b) ***. 3.4 The Transferor and The Transferee shall each bear their own respective taxes and expenses due to the implementation of this Contract. The taxes and expenses which are not clearly defined by the law shall be equally born by the Parties. 4. CONDITIONS 4.1 Conditions of Transferee’s obligation to perform the Completion The obligations of the Transferee to consummate the Share Transfer, i.e., the Completion, shall be subject to the fulfilment (or waiver thereof by the Transferee in writing), on or prior to the Completion Date, of all of the following conditions: (a) All of the representations and warranties made by the Transferor in Clause 7 and Appendix A shall be true, accurate, correct and complete as of the date of this Contract and as of the Completion Date with the same force and effect as if made on and as of the Completion Date. (b) No material adverse change has occurred to the conditions (financial or otherwise), operating results, assets, governance status, business or prospects of the Target Company, nor, with respect to Target Company, has any event occurred which, individually, or along with other events, has or would reasonably be expected to have a material adverse effect. Agreement No.: GEE23-014 5 (c) No Governmental Order has been issued or made which has the effect of making unlawful or otherwise prohibiting the Share Transfer from taking place as contemplated in this Contract. (d) The Transferor and the Target Company shall have performed and complied with all material agreements, obligations and conditions that are required by this Contract to be performed or complied with by it on or before the Completion. (e) All internal approvals of the Target Company required for the Share Transfer shall have been obtained, including the shareholder decision of the Target Company regarding: (i) the change of shareholder of the Target Company, and (ii) the adoption of the amended and restated articles of association of the Target Company (“Restated Articles of Association”) as attached in Appendix C. (f) The Transferor and the Target Company shall have obtained all decisions, consents and waivers from third party necessary for consummation of the Share Transfer, including applicable approvals from applicable Government Authority and have completed all registrations and filings with the applicable Government Authority necessary to consummate the Share Transfer in accordance with the applicable laws and this Contract, including the registration of the Share Transfer and the Restated Articles of Association of the Target Company with the SAMR. (g) The Target Company has in all material aspects completed the Carve-out Transactions other than the actions to be taken in accordance with the Financial Report (defined below in this Clause), and provided the Transferee with an unaudited financial statement of the Target Company as at May 31, 2023 and a document reflecting or summarizing the actions taken and/or to be taken regarding the Carve-outs Transactions in all material aspects starting from June 1, 2023 (collectively the “Financial Report”). (h) The Transferee has completed an on-site inspection on the Target Company’s assets which shall be conducted by the Transferee by no later than 30 June 2023 with all the necessary support from the Transferor, and the result of such on-site inspection is materially in line with the Financial Report and the asset list provided by the Transferor prior to such on-site inspection. (i) The Transferor has notified the Transferee that all conditions set forth above in this Clause 4.1 have been satisfied. 4.2 Condition of Transferee’s obligation to pay the second instalment of the Consideration is that the Target Company has obtained the real estate ownership certificate for the Self-owned Real Property and completed any and all related governmental procedures required therefrom with the underlying evidence to be provided to the Transferee. 4.3 The Parties shall use commercially reasonable efforts to ensure the satisfaction of the Conditions, as applicable, as soon as practicably possible after the date hereof. 5. COMPLETION 5.1 The consummation of the Share Transfer (the “Completion”) shall take place on the fifth (5th) Business Day following the date when all the Conditions have been fulfilled Agreement No.: GEE23-014 6 or waived in writing by the Transferee or such other date as the Transferor and the Transferee may otherwise agree in writing (the “Completion Date”). 5.2 At Completion, the Transferor shall deliver the following documents to the Transferee: (a) documentary evidence of the completion of the filing and registration of the Share Transfer with SAMR, including the registration documents from the SAMR reflecting transactions under this Agreement where applicable; (b) the true copies of the shareholder decision of the Target Company approving the Share Transfer; (c) capital contribution certificate and shareholder register issued by the Target Company to the Transferee in respect of the Purchase Shares; (d) all seals of the Target Company, registers, minute books, financial and accounting books and other books and records of the Target Company required to be kept under PRC laws, and all originals of corporate constitutional documents of the Target Company. 5.3 The Parties agree that, commencing from the Completion Date, the Transferee shall be entitled to all rights and interests as the sole shareholder of the Target Company in accordance with the PRC laws, and the Transferor shall cease to be the shareholder of the Target Company and shall no longer have any rights in or obligations to the Target Company. Notwithstanding the foregoing sentence and for the avoidance of doubt, the Transferor shall be liable for all damage and loss suffered by the Target Company if such damage is caused by the Transferor’s fraud, wilful misconduct, gross negligence after this Contract is entered into and before the Completion. 5.4 The Transferor shall take all necessary actions to assist the Transferee in the appointment and registration with the SAMR of the new legal representative, director(s), chairman of the board of directors, supervisor(s) and general manager of the Target Company nominated and/or appointed by the Transferee, and both Parties shall assist the Target Company to complete the abovementioned internal approval and registration (the “Change of Senior Management”). However, it is specifically noted this Section 5.4 shall not be deemed as a Condition for Completion. Prior to and until the completion of the Change of Senior Management, the Transferor shall ensure the Existing Senior Management (including the current legal representative, director(s), chairman of the board of directors, supervisor(s) and general manager of the Target Company as of the date hereof) whom are nominated and/or appointed by the Transferor shall not conduct any action (including executing any agreement or contract, passing any resolution or making any decision for the Target Company) on behalf of the Target Company without obtaining the Transferee’s prior written consent, except for the actions that are required to be taken in accordance with or for the purpose of this Contract. 5.5 The Parties agree that, prior to and/or upon or after the Completion (depending on whenever the Transferee initiates the process), the Target Company shall deliver the documents evidencing that the Persons appointed by the Transferee have been designated as the authorized signatories for all bank accounts of the Target Company to the Transferee, and both Parties shall assist in the process for changing the authorized signatories for all bank accounts of the Target Company and further assist in the

Agreement No.: GEE23-014 7 preparation and provision of such documents. However, it is specifically noted this Section 5.5 shall not be deemed as a Condition for Completion. Prior to and until the completion of the aforementioned change of authorized signatories for the Target Company’s bank account set forth in this Clause 5.5, the Transferor shall ensure the current authorized signatories for such bank accounts shall not conduct any action on behalf of the Target Company without obtaining the Transferee’s prior written consent save as otherwise required under this Contract or in the ordinary course of business of the Target Company. 6. POST-COMPLETION COVENANTS 6.1 The Target Company shall and the Transferee shall procure the Target Company completes in a timely manner after the Completion Date the corporate name change of the Target Company to the effect that "Polestar" is no longer used therein and the registrations with the local SAMR thereof. If such application is rejected or challenged by the competent Governmental Authorities, the Parties shall negotiate in good faith on alternative solutions. 6.2 The Transferor will, at its own cost and expense, take actions to collect the payments receivable by the Target Company with a total amount of approximately RMB *** (the “Payments Receivable”). Upon the Transferor’s reasonable request, the Transferee shall use its reasonable efforts and procure the Target Company to take reasonable and necessary actions to assist in the Transferor’s collection of Payments Receivable, and to remit such amounts to the Transferor promptly upon receipt. All reasonable cost and expenses and taxes relating thereto shall be borne by the Transferor. 6.3 The Transferee shall assist in resolving the labour dispute between the Target Company and Huang Ping (its former employee) (including the current litigation) and shall fully indemnify and hold harmless the Target Company and the Transferee against any Losses incurred by the Target Company or the Transferee by reason of, or in connection with the abovementioned labour dispute and the litigation. 6.4 The Transferor shall continue to work on any outstanding Carve-outs Transactions that have not been completed as specified in the Financial Report. For such purposes, the Transferee shall provide necessary assistance as reasonably required by the Transferee. 6.5 The Transferor shall take the lead in disconnecting the Target Company from Polestar group’s cash pool. For such purposes, the Transferee shall provide necessary assistance as reasonably required by the Transferee. 6.6 The Transferor shall make its best efforts, with the Transferee’s assistance if needed, to provide the Transferee with the supporting documents, such as the purchase contract and invoice or other documents, to manifest the acquirement of the assets listed in the asset list provided to the Transferee by the Transferor pursuant to Clause 4.1 which are inseparable from the Self-owned Real Property and uninspected during the on-site inspection. 6.7 The Transferor shall assist the Transferee and the Target Company in defending against any claim, decision, inquiry, investigation, demand or other proceedings made by any third parties, arising out of or in connection with the factual matters existed or occurred prior to the Completion. Agreement No.: GEE23-014 8 6.8 In case of any issue arising out of or in relation to the Self-owned Real Property, the Transferor and the Transferor shall in good faith discuss and make their best efforts to jointly solve such issue. 7. REPRESENTATIONS AND WARRANTIES 7.1 Each Party hereby represents and warrants to the other Parties that, as of the date of this Contract and as of the Completion Date, each of the following is true, accurate and valid: (a) such Party is duly organized, validly existing and in good standing under the laws of the place of its establishment or incorporation; (b) such Party has obtained all approvals required under the laws and regulations to which it is subject, and has the power required by such laws and regulations, to enter into this Contract and each of the other Transaction Documents and to perform all of its obligations hereunder; (c) such Party has taken all internal actions necessary to authorize it to enter into and perform this Contract and each of the other Transaction Documents and; (d) such Party’s representative whose signature is affixed hereto is fully authorised to sign this Contract and to bind such Party thereby; (e) neither the signing of this Contract nor the performance of its obligations hereunder will violate, conflict with or constitute a default under (i) any provision of the articles of association or by-laws of such Party (where applicable), (ii) any applicable law or regulation, (iii) any authorization or approval of any government agency or body, or (iv) any contract or agreement, to which such Party is a party or is subject to; and (f) no lawsuit, arbitration, other legal or administrative proceeding, or governmental investigation is pending against such Party, or to the best of such Party’s knowledge is threatened by any third party, that would affect in any way its ability to enter into or perform this Contract. 7.2 In addition to its representations and warranties set out above, the Transferor represents and warrants to the Transferee that as of the date of this Contract and as of the Completion Date, each of the following is true, accurate and valid: (a) it is the sole legal and beneficial owner of the Purchase Shares; (b) the Purchase Shares represents 100% of the shares of the Target Company; (c) the Purchase Shares is free and clear of all Encumbrance in whatsoever nature; and (d) it has full power, right and authority to sell and transfer the Purchase Shares to the Transferee. 7.3 In addition to its representations and warranties set out above, the Transferor makes the representations and warranties set out in Appendix A as attached hereto to the Transferee as of the date hereof and as of the Completion Date. Agreement No.: GEE23-014 9 8. INDEMNIFICATION 8.1 One Party (the “Breaching Party”) shall indemnify and hold the other Party (the “Non- Breaching Party”) harmless from and against any and all demands, losses, damages, penalties, claims, liabilities, obligations, actions and reasonable expenses (including costs of investigating, proceedings, preparing or defending any such claim or action and reasonable legal fees and expenses) (collectively, “Losses”) which arise or result from such Party’s breach of this Contract including but not limited to: (i) such Party’s failure to perform its duties and obligations hereunder, and/or (ii) the representations or warranties made by such Party under this Contract being untrue, incorrect or misleading when made. For the avoidance of doubt, Losses include direct losses only and do not include any consequential or indirect losses, nor loss of profit. 8.2 In addition to compensation provided under Clause 8.1, upon occurrence of an event of breach for which rectification is practical, the Non-Breaching Party may issue a notice (“Cure Notice”) to the Breaching Party requiring rectification by the Breaching Party within a specified period, which in principle may not be less than ten (10) Business Days and not more than forty (40) Business Days. The Breaching Party shall within such curing period remedy such default. 8.3 The Breaching Party shall not be liable to compensate the Non-Breaching Party for any Loss if and to the extent such Loss has been recovered by the Non-Breaching Party or its affiliates from any Person, or for which the Non-Breaching Party or its affiliates otherwise receive compensation, including any amount which may be recovered under a policy of insurance held by the Non-Breaching Party or its affiliates. There should be no double compensation or indemnification for the same subject matters or causes under this Section 8. 8.4 Special Indemnity (a) Notwithstanding the foregoing, the Transferor shall fully indemnify and hold harmless the Target Company and the Transferee against any Losses incurred by the Target Company or the Transferee by reason of, or in connection with, any actual or potential liabilities or issues of the Target Company relating to Self- owned Real Property (provided that such liabilities or issues are solely attributable to the Transferor), product liability or third party claim (including warranty claim) arising from or relating to the Target Company’s product or business operation, tax liabilities of the Target Company to the extent such Losses are caused by factual matters prior to the Completion, regardless of whether their contractual or other natures, regardless of whether they occurred before or after the Completion, and regardless of whether they were disclosed to the Transferee or not. (b) Unless otherwise stipulated herein, any indemnification or any amount to be paid due to any Losses incurred by the indemnified party under this Clause 8.4 shall be paid by the indemnifying party within thirty (30) Business Days after the indemnified party has presented the reasonable evidence of the Losses to the indemnifying party. 9. AMENDMENT AND TERMINATION Agreement No.: GEE23-014 10 9.1 Amendment of this Contract Any amendment and supplement to this Contract shall be made only if agreed by the Parties in writing. 9.2 Termination of this Contract This Contract shall be valid and effective unless terminated by the Parties’ mutual written consent to such termination. 9.3 Effect of Termination If this Contract is terminated pursuant to Clause 9.2, the Parties shall cooperate with each other and take all necessary actions to rewind the Share Transfer, including but not limited to cancelling or rewinding any registration already made with the local SAMR and other relevant authorities (as applicable) so that the Target Company is converted back to a company wholly owned by the Transferor as if this Contract Agreement had never been signed and performed. The Parties recognize that such rewinding actions may involve, among others, the signing of an equity transfer agreement by the Parties whereby the Transferee sells all the Purchase Shares in the Target Company back to the Transferor at zero or minimum consideration or at the amount equal to the received Consideration if the Transferee has paid any Consideration to the Transferor, depending on the circumstance then at the termination. The Parties shall equally share the cost in connection with the rewinding actions. 10. COST AND EXPENSE 10.1 Each Party shall bear its own costs in connection with the execution of or the entry into this Contract or any other Transaction Documents to be entered into in connection with the transactions contemplated hereunder. 11. CONFIDENTIALITY 11.1 Without the other party’s prior written consent, each Party may not disclose or divulge any confidential information related to this Contract it receives from the other party including but is not limited to any business secrets obtained due to execution and performance of this Contract. 11.2 If a disclosure is explicitly required by applicable law, any competent courts, arbitration tribunals or administrative authorities, any direction of any applicable statutory or regulatory authority, any applicable rule or regulation of any recognized securities exchange, such a disclosure by each Party shall not be deemed as a violation of Clause 11.1above provided that such disclosure shall only be limited to the minimum extent necessary to fulfil such requirement. 11.3 For the avoidance of doubt, notwithstanding the above, if and when the Transferor or the Transferee makes any disclosure or announcement pursuant to any legal or regulatory requirements, it shall, to the extent permitted by law, inform the other party in advance. The Transferor and the Transferee shall, to the extent possible, procure the consistency between the disclosures or announcements made respectively by them pursuant to the legal or regulatory requirements applicable to them respectively.

Agreement No.: GEE23-014 11 12. GOVERNING LAW AND DISPUTE RESOLUTION 12.1 The PRC laws shall govern the formation, validity, interpretation and performance of this Contract and the resolution of any Dispute arising under or in relation to this Contract. 12.2 In the event any dispute, controversy or claim arising out of or in connection with this Contract, including any question regarding its existence, validity or termination (“Dispute”), the Parties shall attempt in the first instance to resolve the Dispute through friendly consultations. If such Dispute remains unresolved, any Party may submit such dispute to arbitration. 12.3 Any Dispute referred to arbitration shall be finally resolved by arbitration administered by the China International Economic and Trade Arbitration Commission (“CIETAC”) under the CIETAC arbitration rules in force when the notice of arbitration is submitted by a Party, which rules are deemed to be incorporated by reference into this clause, by three (3) arbitrators appointed in accordance with the said rules. 12.4 Should a Dispute be submitted to arbitration, all Parties shall in all other respects, except in the event of termination, continue to perform their respective obligations in accordance with this Contract. 12.5 The arbitration award shall be final and binding on all Parties. The costs of arbitration shall be borne by the losing Party or as otherwise determined by the arbitration tribunal. Any award of the arbitrator tribunal shall be enforceable by any court having competent jurisdiction. 12.6 The location of the arbitration tribunal shall be at CIETAC in Shanghai, the PRC. 13. MISCELLANEOUS PROVISIONS 13.1 Language This Contract is executed in the English language. 13.2 Notices Any notice or other communication in connection with this Contract shall be in writing in Chinese and English (a “Notice”) and shall be sufficiently given or served if delivered or sent: in the case of the Transferor and the Target Company to: *** in the case of the Transferee to: *** or (in any case) to such other address, email address as the relevant Party may have notified to the other Party in writing in accordance with Clause 13.2 hereof. 13.3 Effectiveness Agreement No.: GEE23-014 12 This Contract shall be effective from the date on which the respective legal representatives or authorised signatories of each Parties have signed and affixed this Contract with the official company seal of each Party. All of the provisions of this Contract shall remain in full force and effect notwithstanding the Completion unless terminated by the Parties pursuant to the terms and conditions of this Contract. 13.4 Severability If any provision or part of a provision of this Contract is determined by an arbitral tribunal of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity of other provisions or other parts of such provisions of this Contract. 13.5 Waiver In no event shall any delay, failure or omission by a Party in enforcing, exercising or pursuing any right, claim or remedy under this Contract be deemed as a waiver thereof, unless such right, claim or remedy has been expressly waived in writing by such Party. 13.6 Assignment No Party may assign this Contract and/or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. 13.7 Counterparts This Contract is made in five (5) originals. The Transferee shall hold three (3) originals and The Transferor and the Target Company shall each hold one (1) original. All five originals shall constitute one and the same instrument. The Parties may execute this Contract in counterparts, which taken together will constitute one instrument. 13.8 Entire Agreement This Contract together with the appendices attached hereto (which shall form an integral part of this Contract), represents the entire agreement between the Parties with respect to the transactions contemplated under this Contract, and supersedes all prior discussions, negotiations and agreements or memoranda between them. The Parties acknowledge and agree that the Transferor and Transferee shall separately execute an equity transfer agreement in the form set forth in Appendix D hereto (the “Short-form Agreement”), which shall be used for filing and registration with the competent Governmental Authority for the completion of relevant administrative procedures for the Share Transfer. In case of any discrepancy between this Contract and the Short-form Agreement, the terms of this Contract shall prevail. The remainder of this page is intentionally left blank. Agreement No.: GEE23-014 Signature Page IN WITNESS WHEREOF the Parties have executed this Contract on the date first above written. TRANSFEROR Polestar (China) Group Co., Ltd. (极星汽车（中国）集团有限公司) By: _______________________ Name: Yaru Li Title: Authorized Signatory Agreement No.: GEE23-014 Signature Page IN WITNESS WHEREOF the Parties have executed this Contract on the date first above written. TRANSFEREE Zhejiang Geely Property Investment Holding Co. Ltd. (浙江吉利产投控股有限公司) By: _______________________ Name: Zhang Quan Title: Authorized Signatory

Agreement No.: GEE23-014 Signature Page IN WITNESS WHEREOF the Parties have executed this Contract on the date first above written. TARGET COMPANY Polestar New Energy Vehicle Co., Ltd. (跑诗达新能源汽车有限公司) By: _______________________ Name: Yaru Li Title: Authorized Signatory Agreement No.: GEE23-014 Appendix A APPENDIX A REPRESENTATIONS AND WARRANTIES OF THE TRANSFEROR As an inducement to the Transferee to enter and as partial consideration for its entry into this Contract, the Transferor makes the following representations and warranties to the Transferee, which representations and warranties will be true, complete and accurate as of the date hereof and as of the Completion Date. “To the knowledge of the Transferor” or words of similar effect shall mean the actual knowledge of the legal representative, directors or senior management of the Transferor, and that knowledge which should have been acquired by each such individual after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs. 1. Corporate (a) The Target Company is a limited liability company duly incorporated and validly existing under PRC laws. (b) The Target Company is not insolvent within the meaning of PRC laws, nor has it filed for or has had filed against it any petition for its winding-up, bankruptcy, reconstruction or reorganisation, it has not initiated any negotiations with its creditors regarding composition, and there exist no circumstances which may lead to winding-up or which may otherwise prevent it from conducting its business. (c) The Target Company does not own shares, equity securities or other legal interests in any legal entity. (d) The Company does not have any assets, debts or undertakings which are extraneous to its business. 2. Share Capital (a) The Purchase Shares constitute the entire issued share capital of the Target Company. (b) The Target Company has a registered capital of RMB 2,000 million. (c) The Purchase Shares are validly issued, allotted, fully paid up, and no other Person or has any rights thereto. (d) The Target Company has not issued, resolved to issue nor has any obligation to issue, any shares, warrants, convertible debentures or other securities of any kind, other than the Purchase Shares. (e) The current registered capital of the Target Company has been fully paid up in full compliance with all requirements of the applicable laws and the articles of association. The Transferor is the sole legal and beneficial owner of the Purchase Share free and clear of any Encumbrances in whatsoever nature. There are no options, warrants, convertible securities or other rights, agreements, arrangements or covenants of whatever nature pertaining to the equity interest of the Target Company or obligating the Transferor/the Target Company to sell, issue or authorize any of its equity interest or other interests or additional capital. The Target Company has no obligations to repurchase, redeem or otherwise acquire any of its equity interest. The Target Company has no legal or Agreement No.: GEE23-014 Appendix A contractual obligations to make capital investment (whether by loan, capital contribution or other means) to any other entity. (f) All the changes (including increase and decrease) to the registered capital of the Target Company in history have complied with all applicable laws, and have been duly filed and registered with the competent Government Authority. 3. Corporate Records (a) All material documentation of the Target Company, such as the share register, board resolutions, resolutions of shareholders meetings, documents of title, permits, approvals, agreements, claims, debt instruments, tax registrations, permits and accounting records, are kept with the Target Company in good order and are up-to-date, true and accurate. (b) All accounts, documents and other information required by applicable law to be filed or registered with SAMR or any other governmental authority by the Target Company have been duly filed or registered. 4. No Actions (a) Expect for the event that has been disclosed to the Transferee in Item 4 of Appendix B, there is no, or has never been in the three (3) years prior to the date hereof, litigation, arbitration, mediation or other proceedings in relation to (whether as plaintiff, defendant or otherwise) the Target Company, any director, officer, employee, authorized/legal representative of the Target Company or any other Person for whose acts or defaults the Target Company may be vicariously liable, and which would reasonably be expected to be material to the Target Company. In particular, there is no, or has never been fact or circumstance that give rise to or likely give rise to any disputes, claims, and liabilities with or to the Target Company, as a result of any contract, transactions, business operation arrangement with affiliates. There are no outstanding, pending or threatened disputes with or liabilities to the Target Company with regard to the product warranty. (b) The Target Company is not involved in any administrative, regulatory or governmental proceedings or investigations and no such administrative, regulatory or governmental proceeding or investigation is pending or threatened. (c) Except for the situations that have been disclosed to the Transferee in Item 2 and Item 3 of Appendix B, neither the Target Company, nor any of its assets or properties are subject to any Governmental Order from any Government Authority, either actual or, to the knowledge of the Transferor, threatened, that has resulted in or may result in any material adverse effect or otherwise is likely to affect the legality, validity or enforceability of this Contract or any Transaction Documents, or the consummation of the transactions contemplated hereunder or thereunder. The Target Company is not in default with respect to any governmental order to which it is a party or by which it is bound. 5. Authority and Qualification Except for the situations that have been disclosed to the Transferee in Item 1 and Item 3 of Appendix B, the Target Company has all necessary power and authority to own, operate or lease all the properties and assets and to conduct its business as presently used and conducted. Agreement No.: GEE23-014 Appendix A The Target Company is duly qualified or licensed to conduct its business in all jurisdictions in which it owns or leases its property or conducts its business, and such qualification or license is still in force and effect. All actions taken by the Target Company have been duly authorized, and the Target Company has conducted its business in compliance with its articles of association. The Target Company has never winded up its business or become bankrupt or insolvent, nor has lost its ability to repay its due debt; the Target Company has never entered into any liquidation of bankruptcy proceeding pursuant to the PRC laws. No application made by other similar events, order made, valid resolution passed or other actions have ever been made, issued, adopted or taken with respect to its liquidation, winding-up, bankruptcy announcement or other similar events. 6. Contracts The Target Company is not a party to any Contract: (a) under the terms of which, as a direct result of the entry into and performance of the Transaction Documents: (i) any other party will be entitled to be relieved of any material obligation or become entitled to exercise any material right (including any termination or pre-emption right or other option); or (ii) the Target Company will be in material default, (b) which is with Transferor or Transferor’s affiliate(s) and is not on an arm’s length basis; (c) which is a joint venture, consortium, partnership, strategic alliance or profit (or loss) sharing agreement; (d) which contains non-compete, non-solicitation or exclusivity arrangements that restrict the freedom of the Target Company to operate its business in any territory (including by limiting the ability to sell any particular products to any Persons); (e) which contains a “most-favored-nation” clause or similar term that provides preferential pricing or treatment; or (f) which involves any resolution or settlement of any actual or threatened legal proceeding. “Contract” in this Section means any contract, agreement or other legally binding instrument, including any note, bond, mortgage, deed, indenture, insurance policy, commitment, undertaking, promise, lease, sublease, license or sublicense or joint venture. Each Contract to which the Target Company is a party: (i) is legally established, binding on each party thereto, and is in full force and effect; and (ii) remains in full force and effect and will not result in any penalty or have other adverse effect upon the completion of the transactions contemplated by the Transaction Documents. The Target Company is not in any material respect in breach of or default under any Contract, to the knowledge of the Transferor, nor is any other party thereto in any material respect in breach thereof or in default thereunder. The Target Company has not received any notification with respect to termination, revocation of or default under any Contract.

Agreement No.: GEE23-014 Appendix A The Target Company has never given any powers of attorney or other authority express or implied which is still outstanding or effective to any Person to enter into any Contract on its behalf other than the authority given to (a) board members, officers or employees to enter into Contracts in the normal course of their duties and (b) authorized representatives and agents to undertake certain filings with Governmental Authorities. 7. Related Party Transactions Each existing related party transaction (including transfer of tangible assets, transfer of financial assets, transfer of the right to use or the ownership of intangible assets, financial transactions, services transactions etc.): (i) has the necessity and true commercial intent, (ii) does not prejudice the legal interests of the Target Company, (iii) is undertaken at a price based on arm’s length principle, for which proper documentation has been prepared upon and submitted to tax authority in time when required pursuant to PRC tax regulations, and (iv) has been properly disclosed as required pursuant to the PRC laws. 8. Carve-out Transactions Since December 31, 2022, the Target Company has engaged in a series of transactions with its Affiliates and certain third parties to transfer and/or dispose all of its assets and liabilities, other than Self-owned Real Property, other assets listed in the asset list provided to the Transferee by the Transferor pursuant to Clause 4.1 of this Contract (including some left equipment, excluding the constructions in process for P519 with the total value of approximately RMB ***) and cash staying in the Target Company’s accounts and cash pool (the “Carve-out Transactions”). There is no, or has never been fact or circumstance that gives rise to or likely gives rise to any disputes, claims, and liabilities with or to the Target Company, as a result of any Carve-out Transaction. Any Carve-out Transaction and/or the underlying Contract are also in compliance with the representations and warranties set for in this Appendix A, including Paragraph 6 and Paragraph 7. 9. Compliance The Target Company is in all material respects in compliance with all applicable laws (including without limitation laws with respect to SAMR registration, hygiene, fire prevention, development, construction, acquisition and use of leased property and self-owned land, and environment protection, taxation or labor) and governmental order in the conduct of its business. In the past three (3) years, the Target Company has never violated any of such laws or Governmental Orders in any material aspects during its conduct of business. The Target Company owns or is granted all material franchises, permits, licenses and any similar authorizations necessary for the conduct of its business and is not in default under any such franchises, permits, licenses and other similar authorities in any material aspects. Such franchises, permits, licenses and other similar authorities are still in full force and effect. 10. Asset Expect for the events that have been disclosed to the Transferee in Item 1 to Item 3 of Appendix B, the Target Company has good and marketable title to all respective properties and assets reflected on the Financial Statements and the Management Accounts, in each case such Agreement No.: GEE23-014 Appendix A property and assets are subject to no Encumbrance of any kind. With respect to the property and assets it leases, the Target Company is in all material respects in compliance with such leases and holds valid leasehold interests in such assets free of any liens, Encumbrances, security interests or claims of any party other than the lessors of such property and assets. 11. Real Property (a) The Self-owned Real Property is the sole real property that is owned by the Target Company. The Target Company has good and valid title to Self-owned Real Property (expect for the event that have disclosed to the Transferee in Item 1 of Appendix B,) and has fully paid all the amounts for acquiring the same payable to any entities (including land granting fees, various land acquisition fees). (b) Expect for the events that has disclosed to the Transferee in Item 2 and Item 3 of Appendix B, there are no disputes, liabilities, claims or demands relating to or in respect of the Self- owned Real Property and its use. (c) Except for the Self-owned Real Property, there is no other real property owned, leased, vested in, used or occupied by or in the possession of, the Target Company. 12. Intellectual Property (a) The Target Company does not have or own any trademark application/trademark, patent application/patent, software copyrights, domain name or any other Intellectual Property that is registered by the Target Company. (b) The licenses of Intellectual Property granted to, and by, the Target Company, and which are material to business of the Target Company, are fully disclosed to the Transferee. The Intellectual Properties that are licensed to the Target Company by its Affiliates or third parties together comprise all of the Intellectual Properties that are required to carry on the business free from any Encumbrance. “Intellectual Property” means patents, registered and unregistered designs, copyright, database rights, trademarks and trading names, internet domain names, and other rights of the same or similar effect as any of the foregoing anywhere in the world, in each case whether registered or not, including pending applications for registration of such rights. (c) The operation of the business carried out by the Target Company and the use of the Intellectual Property do not conflict with, infringe or misappropriate the Intellectual Property of any third party, and no legal actions are pending or, to the knowledge of the Transferor, threatened against the Target Company alleging any of the foregoing. No Intellectual Property used by the Target Company is subject to any Governmental Order or any owner of Intellectual Property restricting the use of, or otherwise impairing the validity or enforceability of such Intellectual Property. (d) The Transferor and all of the directors, employees, technical personnel and consultants of the Target Company are under written or legal obligations that they shall, for the benefit of the Target Company, maintain the confidentiality of all confidential and proprietary information obtained in the course of employment, providing service, performing the duties or otherwise accessed and obtained as shareholder, directors, employees, technical personnel or consultants, and that all rights and ownership to and of all inventions made within the scope of employment during their term of employment and for a reasonable period after the termination of such employment shall belong to the Target Company. Agreement No.: GEE23-014 Appendix A 13. Employees (a) As of the signing date of this Contract, the Target Company has already terminated the employment with all of its employees in compliance with PRC laws and the Target Company bears no post-termination obligation of any kind for such termination of employment. (b) Except for the case that has been disclosed to the Transferee in Item 4 of Appendix B, there is no ongoing or potential labor disputes between the Target Company and its employees or former employees. (c) The Target Company has complied in all material respects with all applicable laws relating to employment or labor relations, including but not limited to the laws respecting labor contracts, equal opportunity, minimum wage, staff leasing, social insurance, working hours, overtime payment, holiday, leave, and prevention of occupational diseases. 14. Taxation (a) The Target Company within applicable time limits (i) has filed all tax returns required to be filed under applicable laws (or has been properly included in all tax returns required to be filed under applicable laws), and such tax returns are true, correct, and complete without omission in all material respects; (ii) has obtained and maintained the invoices (including VAT invoices) receipts and other supporting documents that comply with applicable tax laws; (iii) provided all information and maintained in all material respects all records, receipts and other supporting documents in relation to tax as it is required to make, provide or maintain; and (iv) has complied in all material respects on a timely basis with all notices served on it and any other requirements lawfully made of it by any tax authority. The Target Company has timely paid or withheld all material taxes due, and the Target Company is not or will not become liable to pay any fine, penalty, surcharge or interest in relation to tax with respect to any taxable period prior to the date of this Contract. (b) The Target Company is in compliance in all material respects with all transfer pricing requirements in all jurisdictions in which the Target Company carries out business. (c) The Target Company does not have any unsettled tax audit case with any tax authorities. 15. Environmental Matters (a) The Target Company is and has been in all material respects in compliance with all applicable Environmental Laws. “Environmental Law” means any laws pertaining to: (a) the protection of the environment (including air quality, surface water, groundwater, soils, subsurface strata, sediments, drinking water, noise, natural resources and biota); (b) the protection of human health and safety or natural resources, but only with respect to exposure to Hazardous Materials; or (c) the use, registration, management, generation, storage, treatment, recycling, disposal, discharge, transport, release, threatened release, investigation or remediation of Hazardous Materials. “Hazardous Materials” means any substance that has been designated by any Governmental Authority or by applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment. (b) As of the date hereof, the Target Company has never received any written notice or Governmental Order from any governmental authority, relating to (i) any actual, alleged Agreement No.: GEE23-014 Appendix A or potential violation of or failure to comply with any Environmental Law or (ii) written request for information pursuant to any Environmental Law or any actual or potential liability resulting from or arising under any Environmental Law, or (iii) a requirement to investigate or remediate Hazardous Materials in each case other than such matters that have been fully resolved. (c) As of the date hereof, there are no pending or, to the knowledge of the Transferor, threatened legal actions resulting from or arising under or pursuant to applicable Environmental Law with respect to or affecting any of the facilities of the Target Company or, against any Person whose liability for such action the Target Company has retained or assumed contractually and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability. (d) With respect to the Target Company, there are no Hazardous Materials present on or under the facilities in violation of applicable Environmental Law. No Hazardous Materials have been discharged, released, spilled or disposed by the Target Company from the facilities in violation of, or in a manner or in a location that could result in material liability under any applicable Environmental Law. No Hazardous Materials have been generated, treated, stored or disposed of at, on or under its facilities in violation of any applicable Environmental Law, or in a manner that would reasonably be expected to result in the Target Company having any liability resulting therefrom. (e) Except for the issue that has been disclosed to the Transferee in writing, the Target Company has obtained all approvals, permits, filings or certificates required by applicable Environmental Law which are necessary to be obtained to maintain and operate its business. As of the date of this Contract and for the past three (3) years, the Target Company has been in compliance in all material respects with the terms and conditions of such approvals, permits, filings or certificates. 16. Grants, Incentives and Subsidies Correct copies of all documents and agreements evidencing pending and outstanding grants, incentives, exemptions and subsidies from the government authorities or any agency thereof, or from any foreign governmental or administrative agency, granted to the Target Company (“Grants”), as well as all letters of approval, certificates of completion, supplements and amendments thereto and all material correspondence related thereto, have been disclosed to the Transferee. The Target Company is in all material respects in compliance with the terms and conditions of all Grants which have been approved, and has duly fulfilled all the undertakings required thereby to be fulfilled prior to the date hereof. The Grants are provided in full compliance with applicable laws. Neither the Transferor nor the Target Company is aware of any event or other set of circumstances which would reasonably be expected to lead to the revocation, material modification or claw-back of any of the Grants that have been approved or received. 17. Anti-Corruption Neither the Target Company nor any of its officers, directors, employees, or shareholder, has taken, or will take, any action, directly or indirectly, that would result in or would result in the furtherance of any offer, payment, promise to pay or authorization of the payment of anything of value, a promise to give, or the authorization of the giving of anything of value to any government official, or to any Person while knowing or having reasonable grounds to believe

Agreement No.: GEE23-014 Appendix A that any part thereof is to be made, offered, or promised to any government official, for the purpose of influencing any act or decision of such government official in order to assist the Target Company in obtaining or retaining business for or with, or directing business to, any Person, or to obtain any advantage to which it is not entitled, which is prohibited under the United States Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act 2010, the Criminal Law of the PRC, the PRC Anti-Unfair Competition Law, the Provisional Regulation on Anti-Commercial Bribery, or any other anti-corruption or anti-bribery laws or regulations applicable to the Target Company. 18. Financial Statements (a) The audited annual accounts of the Target Company for the fiscal year ending December 31, 2022 ((including balance sheet, profit and loss account and management report and statement from the auditor) (“Financial Statements”), and the unaudited balance sheet of the Target Company as at the last day of the latest quarter before the Completion Date and the related statements of income and statements of cash flows (“Management Accounts”) and the audited financial reports of the Target Company: (i) were prepared according to the books and other financial records of the Target Company, (ii) present truly, accurately, completely and fairly the financial conditions, results of operations and cash flows of the Target Company, as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with the PRC GAAP and the accounting principles of the Target Company consistent with past practice, and (iv) include all adjustments that are necessary for a true, accurate, complete and fair presentation of the financial conditions, the results of operations and cash flows of the Target Company as of the dates thereof or for the periods covered thereby (and are composed only of recurring payables and receivables). (b) The books and other financial records of the Target Company: (i) reflect all items of income and expense, and all assets and liabilities required to be reflected therein in accordance with the PRC GAAP, (ii) are complete and accurate, and do not contain or reflect any inaccuracies or discrepancies, and (iii) have been prepared in accordance with good business and accounting practices. (c) Except as specifically reflected or reserved against in the Financial Statements, Management Accounts or any other written documents signed by the Target Company the receipt of which is acknowledged in writing by the Transferee, there is no liability incurred by the Target Company. 19. Insurance The Target Company has taken out and maintained at all times and in full force and effect adequate insurance policies or binding slips (including general liability insurance, all property insurance and work injury insurance) (other than those expired pursuant to the terms thereof in the ordinary course) with a reputable and reliable insurer or insurers, against such risks and in such amounts and having such coverage as prudent companies engaged in business and undertakings similar to those of the Target Company would normally insure against. The fact that part of the properties and inventories of the Target Company are not covered by insurance has not caused, and will never cause any material adverse effect to the Target Company. 20. Information Agreement No.: GEE23-014 Appendix A The Target Company has made a good faith effort to provide the material documents and information in respect of the Target Company required in order to give a true and fair view of the Target Company and its business, and the documents and information so provided are, to the knowledge of the Transferor, correct, complete and not misleading. Agreement No.: GEE23-014 Appendix B APPENDIX B DISCLOSURE LIST 1. The Target Company has not obtained the real estate ownership certificate for the constructions of the Self-owned Real Property and have not completed all related governmental procedures with the proving document as of the date of signing this agreement. 2. There are delays in the commencement and completion of the construction of the Self- owned Real Property by the Target Company without obtaining relevant documents from the relevant competent Governmental Authorities approving such delay. The Target Company may be at risk of breaching the land transfer contract regarding the land of Self-owned Real Property and its supplementary agreements executed by the Target Company and Sichuan Chengdu Stated-owned Land Resources Bureau (the “Land Grantor”), and at the risk of being required to pay liquidated damages to the Land Grantor and having part of the land with uncompleted construction taken back without compensation. 3. The Target Company received a Letter from Sichuan Tianfu New District Construction Bureau (the “Construction Bureau”) on May 31st, 2023, in relation to the disposal of idle land of the Self-owned Real Property (the “Letter”). The Construction Bureau proposed two options for the Target Company’s rectification: (1) the first one is that the Target Company shall set a deadline for the construction on such idle land and obtain the construction permit before the end of November 2023 and implement the construction, or (2) the second one is that the idle land will be taken back by the local government without compensation. 4. The Target Company dismissed an employee named Huang Ping (the “Employee”) in July 2021 due to his fraud in connection with reimbursements. The dismissal was made according to the Target Company’s discipline rules which was accepted by the Employee at onboarding. The Employee filed an arbitration case No. 天劳仲案 [2022] 200 号, in June 2022, in which he made a total claim RMB 115,637 for illegal dismissal and overtime compensation (the “Case”). The hearing was held in September 2022. The Target Company received the arbitral award on March 23rd, 2023, that the Target Company was required to compensate the Employee RMB 25,800, the other claims raised by the Employee were rejected. The Target Company was not satisfied with the award rendered by the Arbitration Committee for the Case, so the Target Company filed a lawsuit in the People's Court of Sichuan Tianfu New District Chengdu District, arguing that the Arbitration Committee’s award of finding that the Target Company needs to pay economic compensation to the Employee has no factual and legal basis as the Target Company legally terminated the employment contract with the Employee due to the Employee's dishonest expense reimbursement behavior. The first trial was held on June 29th, 2023. Agreement No.: GEE23-014 Appendix C APPENDIX C RESTATED ARTICLES OF ASSOCIATION

Agreement No.: GEE23-014 Appendix C 跑诗达新能源汽车有限公司章程 总则 第一条 本章程依据《中华人民共和国公司法》（“《公司法》”）及其他有关法律、 行政法规的规定，由公司股东制定。 第二条 公司系依照《公司法》和国家有关法律、行政法规成立的有限责任公司。 公司以其全部财产对公司债务承担责任，股东以其认缴出资额为限对公司承担有限责 任。 公司名称、住所、经营范围及经营期限 第三条 公司名称：跑诗达新能源汽车有限公司。 第四条 公司住所：四川省成都市天府新区新兴街道天工大道 1280 号。 第五条 公司经营范围：机动车辆和新能源汽车（包括电动汽车）整车及零部件 的技术开发、技术咨询、技术服务、生产和销售；货物进出口（依法须经批准的项目, 经相关部门批准后方可开展经营活动）。 第六条 公司的营业期限：50 年，自公司成立时营业执照发放之日起算。 注册资本与出资方式 第七条 公司注册资本：人民币 200,000 万元。 第八条 公司股东的名称、出资额、出资方式、持股比例及出资时间如下： 股东 认缴注册资本 （万元） 出资方式 持股比例 出资时间 浙江吉利产投控 股有限公司 200,000 现金 100% 2018 年 4 月前已由 原股东实缴完成 合计 200,000 —— 100% —— 第九条 公司应当制作股东名册，股东名册应载明下列内容： （一）股东的名称及住所； Agreement No.: GEE23-014 Appendix C （二）股东的出资方式及出资时间； （三）股东认缴出资额； （四）股东实缴出资额； （五）股东持股比例及表决权； （六）股东持有股权的他项权情况。 股权转让 第十条 股东有权依照《公司法》及其他法律、行政法规的规定转让其全部或部 分股权。 股东 第十一条 股东为公司的最高权力机构。股东行使以下职权： （一） 决定公司的经营方针和投资计划； （二） 任命和更换非由职工代表担任的董事、监事，决定有关董事、监事的报 酬事项； （三） 审议、批准执行董事和监事的报告； （四） 审议、批准公司的年度财务预算方案和决算方案； （五） 审议、批准公司的利润分配方案和弥补亏损方案； （六） 对公司增加或减少注册资本作出决定； （七） 对发行公司债券作出决定； （八） 对公司的合并、分立、解散、清算或者变更公司形式作出决定； （九） 修改公司章程； （十） 中国法律及本章程规定的其他事项。 对前款所列事项股东可以书面形式直接作出决定，由股东在决定文件上盖章。 执行董事 第十二条 公司不设董事会，设 1 名执行董事。执行董事每届任期 3 年，任 期届满可以连任。 Agreement No.: GEE23-014 Appendix C 第十三条 执行董事对股东负责，行使下列职权： （一） 向股东报告工作； （二） 执行股东的决定； （三） 决定公司的经营计划和投资方案； （四） 制订公司的年度财务预算方案、决算方案； （五） 制订公司的利润分配方案和弥补亏损方案； （六） 制订公司增加或减少注册资本的方案； （七） 制订公司发行公司债券的方案； （八） 制订公司合并、分立、解散或者变更公司形式的方案； （九） 决定公司内部管理机构的设置； （十） 决定聘任或者解聘公司总经理、财务负责人等高级管理人员及其报酬事 项； （十一） 制定公司的基本管理制度； （十二） 中国法律、本章程规定及股东授权的其他职权。 对前款所列事项执行董事可以书面形式直接作出决定，由执行董事在决定文件上 签字。 监事 第十四条 公司设 1 名监事。董事、高级管理人员不得兼任监事。 第十五条 监事每届任期 3 年，任期届满可以连任。 第十六条 监事对公司的董事、高级管理人员进行监督。 第十七条 监事行使下列职权： （一） 检查公司财务； （二） 对执行董事、高级管理人员执行公司职务的行为进行监督，对违反法律、 行政法规、本章程或者股东决定的执行董事、高级管理人员提出罢免的建议； （三） 当执行董事、高级管理人员的行为损害公司的利益时，要求执行董事、高 级管理人员予以纠正； Agreement No.: GEE23-014 Appendix C （四） 依照《公司法》的规定，对执行董事、高级管理人员提起诉讼； （五） 对公司经营进行监督，发现异常时，可以进行调查； （六） 法律规定或本章程规定的其他职权。 高级管理人员 第十八条 公司设总经理 1 名，由执行董事决定聘任或者解聘。总经理为公 司的法定代表人。总经理每届任期 3 年，任期届满可以连任。 第十九条 公司设财务负责人 1 名，由总经理提名。前述高级管理人员由执 行董事决定聘任或者解聘，每届任期 3 年，任期届满可以连任。 第二十条 总经理行使以下职权： （一） 主持公司的经营管理工作，组织实施执行董事的决定； （二） 组织实施公司年度经营计划和投资方案； （三） 拟订公司内部管理机构的设置方案； （四） 拟订公司的基本管理制度； （五） 组织制定公司的具体规章； （六） 聘任或解聘公司除应由股东、执行董事决定聘任或解聘以外的负责管理人 员； （七） 本章程和执行董事授予的其他职权。 财务、会计、利润分配 第二十一条 公司依照法律、行政法规的有关规定建立财务、会计制度。公司 会计年度采用日历年制，自公历一月一日起至十二月三十一日止为一个会计年度。 第二十二条 公司分配当年税后利润时，应当提取当年净利润的百分之十列入 公司法定公积金。公司法定公积金累计额为公司注册资本的百分之五十以上的，可以 不再提取。 公司的法定公积金不足以弥补以前年度亏损的，在依照前款规定提取法定公积金 之前，应当先用当年利润弥补亏损。 公司从税后利润中提取法定公积金后，经股东决定，还可以从税后利润中提取任

Agreement No.: GEE23-014

意公积金。

第二十三条　公司弥补亏损和提取法定公积金后所余税后利润，由股东决定是否分配。

<u>公司的解散和清算</u>

第二十四条　出现下列情形之一的，公司可以解散：

（一）　本章程规定的营业期限届满或者本章程规定的其他解散事由出现；

（二）　股东决定解散；

（三）　因公司合并或者分立需要解散；

（四）　依法被吊销营业执照、责令关闭或者被撤销；

（五）　人民法院依照《公司法》第一百八十二条的规定予以解散。

第二十五条　公司因本章程第二十四条 第（一）、（二）、（四）、（五）项情形而解散的，应当在解散事由出现之日起十五（15）日内成立清算组进行清算，清算组由股东组成。

第二十六条　清算组在清算期间行使下列职权：

（一）　清理公司财产，分别编制资产负债表和财产清单；

（二）　通知、公告债权人；

（三）　处理与清算有关的公司未了结的业务；

（四）　清缴所欠税款以及清算过程中产生的税款；

（五）　清理债权、债务；

（六）　处理公司清偿债务后的剩余财产；

（七）　代表公司参与民事诉讼活动。

第二十七条　清算组应当自成立之日起十（10）日内通知债权人，并于六十（60）日内在报纸上公告。债权人应当自接到通知书之日起三十（30）日内，未接到通知书的自公告之日起四十五（45）日内，向清算组申报其债权。

债权人申报债权，应当说明债权的有关事项，并提供证明材料。清算组应当对债权进行登记。在申报债权期间，清算组不得对债权人进行清偿。

Appendix C

Agreement No.: GEE23-014

第二十八条 清算组在清理公司财产、编制资产负债表和财产清单后，应当制定清算方案，并报股东或者人民法院确认。

公司财产能够清偿公司债务的，应依次用于支付清算费用、职工工资、社会保险费用和法定补偿金，缴纳所欠税款，清偿公司债务。

公司财务按前款规定清偿后的剩余财产，向股东分配。

清算期间，公司存续，但不得开展与清算无关的经营活动。

公司财产在未依照前款规定清偿前，不得分配给股东。

第二十九条 因公司解散而清算，清算组在清理公司财产、编制资产负债表和财产清单后，发现公司财产不足清算债务的，应当立即向人民法院申请宣告破产。人民法院裁定宣告破产后，清算组将清算事务移交给人民法院。

第三十条 公司清算结束后，清算组应当制作清算报告，报股东或者人民法院确认，并报送市场监督管理机关，申请注销公司登记，公告公司终止。

第三十一条 公司被依法宣告破产的，依照有关企业破产的法律实施破产清算。

附则

第三十二条 本章程中所指公司高级管理人员包括：总经理及财务负责人。

第三十三条 本章程中的“以上”、“以下”均不包含本数。

第三十四条 公司登记事项以市场监督管理机关核定的为准。

第三十五条 本章程未予以规定的内容适用《公司法》的相关规定。

第三十六条 本章程由股东订立，自公司法定代表人签署并加盖公司公章之日起生效。

（以下无正文）

Appendix C

Agreement No.: GEE23-014

（本页无正文，为**《跑诗达新能源汽车有限公司章程》**之签字页）

跑诗达新能源汽车有限公司（盖章）

法定代表人（签字）:

Appendix C

Agreement No.: GEE23-014

APPENDIX D

SHORT-FORM AGREEMENT

关于跑诗达新能源汽车有限公司之股权转让协议

本协议由以下双方于 2023 年 7 月 5 日（以下简称“**签署日**”）在中国签订：

转让方：极星汽车（中国）集团有限公司，注册地址为上海市嘉定工业区叶城路 925 号 B 区 4 幢 JT18092 室，统一社会信用代码为 91310114MA1GWTRA0R。

受让方：浙江吉利产投控股有限公司，注册地址为浙江省宁波杭州湾新区滨海四路 918 号，统一社会信用代码为 91330201MA2KPTQH91。

（上述当事方单独称为“**一方**”，统称为“**双方**”。）

鉴于：

(1) 截至本协议签署日，转让方作为跑诗达新能源汽车有限公司（一家根据中国法律合法成立并有效存续的有限公司，统一社会信用代码为：91510100MA6BX1H33P，以下简称“**目标公司**”）的唯一股东，持有目标公司的 100%股权（对应注册资本人民币 200,000 万元）；

(2) 根据本协议的条款和条件，转让方希望向受让方转让，且受让方希望向转让方购买，转让方持有目标公司的全部股权。

双方经友好协商，达成协议如下：

第一条　股权转让

1. 转让方将其持有的目标股权 100%股权（对应注册资本人民币 200,000 万元，以下简称“**目标股权**”）作价人民币***元（“**转让对价**”）转让给受让方。

2. 附属于目标股权的其他权利随目标股权的转让而一并转让给受让方。转让方保证目标股权不存在任何质押、抵押、权利负担或其他第三方的权利、主张或利益。

3. 受让方应根据双方的约定在相关条件满足后向转让方支付相应转让对价。

4. 本协议项下的目标股权完成转让后，受让方取得目标公司 100%股权。

5. 转让方应促使目标公司就上述股权转让及股东变更事宜向主管政府部门办理登记备案手续，双方应提供必要的协助与配合。

第二条　违约责任

Appendix D

Agreement No.: GEE23-014 Appendix D 本协议生效后，一方不按照本协议的约定履行其义务和责任的，或者作出的陈述保证 不真实准确的，即构成违约。非违约方有权要求违约方继续履行本协议或者要求违约 方承担违约责任。 第三条 税费 双方应根据法律规定各自承担其就本协议项下股权转让产生的税费。 第四条 适用法律和争议解决 1. 本协议的有效性、理解、执行和解释适用中华人民共和国法律。若因解释或执行 本协议引起的或与之相关的争议，各方应首先友好协商。若争议仍无法解决，任 何一方可申请对争议进行仲裁。 2. 仲裁 (i) 提交仲裁的任何争议应由中国国际经济贸易仲裁委员会上海分会根据一方 提交仲裁通知时该仲裁委员会有效的仲裁规则（该等规则被视为通过援引 纳入本条）进行仲裁： (a) 仲裁地点为上海； (b) 仲裁庭应由三（3）名仲裁员组成； (c) 所有的仲裁程序应使用英语进行。 (ii) 如就争议提起仲裁，除非本协议终止，双方应在任何其它情况下依据本协 议继续履行各自的义务。 (iii) 仲裁裁决是终局的且对双方均有约束力。除仲裁庭另有裁决外，仲裁的费 用由败诉方承担。仲裁庭的任何裁决应可由有管辖权的任何法院强制执 行。 第五条 协议生效及其他 1. 本协议经双方法定代表人（或授权代表）签署并加盖公章后生效。 2. 就上述股权转让，双方对本协议作出任何修订、变更或对未尽事宜的增补，应签 署书面文件，并以该等书面文件的约定为准。 3. 本协议以中文撰写。本协议一式六（6）份，转让方及目标公司分别持有一（1） 份，受让方持有三（3）份，其余用于向相关政府部门办理登记备案手续。 （本页以下部分为空白） Agreement No.: GEE23-014 Appendix D （关于跑诗达新能源汽车有限公司之股权转让协议签字页） 本协议由被正当授权之人于本协议在上述记载之日期代表双方当事人订立，特此证明。 代表 极星汽车（中国）集团有限公司 （公章） 签名：________ 姓名：李亚茹 职务：法定代表人/授权代表 Agreement No.: GEE23-014 （关于跑诗达新能源汽车有限公司之股权转让协议签字页） 本协议由被正当授权之人于本协议在上述记载之日期代表双方当事人订立，特此证明。 代表 浙江吉利产投控股有限公司 （公章） 签名：________ 姓名：张权 职务：法定代表人/授权代表